PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-95807
(To Prospectus dated March 11, 2009)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company[1]	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.5750	NYSE
CenturyTel, Inc.	CTL	2.1374	NYSE
Cincinnati Bell Inc.	CBB	2.0000	NYSE
FairPoint Communications, Inc.	FRP	0.4104	NYSE
Level 3 Communications, Inc.	LVLT	3.0000	NASDAQ
Qwest Communications International, Inc.	Q	12.9173	NYSE
Special Common Shares ‘TDS’	TDS.S	1.0000	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1.0000	NYSE
Verizon Communications Inc.	VZ	21.7600	NYSE
Windstream Corporation	WIN	2.0679	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is July 9, 2009.

1 On July 1, 2009, the merger of Embarq Corporation and CenturyTel, Inc. became effective.  As a result, Embarq Corporation will no longer be an underlying constituent of the Telecom HOLDRS (SM) Trust.  In connection with the merger, shareholders will receive 1.37 of a share of CenturyTel, Inc. for each share of Embarq Corporation.  The Bank of New York Mellon will receive 1.1374 shares of CenturyTel, Inc. for the 0.8303 shares of Embarq Corporation per 100 share round lot of Telecom HOLDRS.